Exhibit 99.1

                 Middlesex Water Company Closes Public Offering
                                 of Common Stock

      ISELIN, NJ November 13, 2006 -Middlesex Water Company (NASDAQ Global
Select: MSEX) (the "Company") announced today that it has completed an underwritten public offering of 1,495,000 shares of its Common Stock, including 195,000 shares issued upon exercise of an option granted to the underwriters to cover over-allotments at a price per share of $18.46 to the public. The gross proceeds of the offering were $27.6 million. "The completion of this public offering represents an important part of our plan to raise additional funds, largely to help finance our ongoing and continuously growing capital program in New Jersey and Delaware," said Dennis W. Doll, President and Chief Executive Officer of Middlesex Water Company.

      The Company plans to use the net proceeds after payment of underwriting discounts and estimated offering expenses to repay in full all of its outstanding short-term borrowings and to partially finance its ongoing construction program.

      The managing underwriters for the offering were Janney Montgomery Scott LLC and A.G. Edwards & Sons, Inc.

      Copies of the final prospectus, related to the offering can be obtained by contacting Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention, Equity Syndicate Department, or by email at prospectus@jmsonline.com.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


      This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements, such as the Company's current intentions regarding the use of proceeds are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph as well as other risk factors disclosed in the Company's Registration Statement on Form S-3 for this offering, 10-Ks, 10-Qs, 8-Ks and others filings made by the Company and on file with the SEC. The Company assumes no obligation to provide public updates of forward-looking statements.

CONTACT: Middlesex Water Company
Bernadette Sohler, Director of Communications
732-634-1500